Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On October 1, 2012, iRobot Corporation (“the Company”) acquired Evolution Robotics, Inc. (“Evolution”) for $74.9 million in cash, inclusive of a preliminary working capital adjustment. Pursuant to the Agreement and Plan of Merger, $8.9 million of the purchase price was placed into an escrow account to settle certain claims for indemnification for breaches or inaccuracies in Evolution’s representations and warranties, covenants and agreements, and $250,000 of the purchase price was deposited in escrow to satisfy, in part, any payments due to the Company for certain adjustments to the calculation of the working capital of Evolution.

The unaudited pro forma condensed consolidated financial information is based on the assumptions set forth in the notes to such information. The unaudited pro forma adjustments made in the compilation of the unaudited pro forma financial information are based upon available information and assumptions that the Company considers to be reasonable, and have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the Securities and Exchange Commission (“SEC”).

The pro forma adjustments have been made solely for informational purposes. The actual results reported by the consolidated company in periods following the acquisition may differ significantly from that reflected in these unaudited pro forma condensed consolidated financial statements for a number of reasons, including but not limited to cost savings from operating efficiencies, synergies and the impact of the incremental costs incurred in integrating the two companies. As a result, the pro forma condensed consolidated information is not intended to represent and does not purport to be indicative of what the combined company’s financial condition or results of operations would have been had the acquisition been completed on the applicable dates of this pro forma condensed consolidated financial information. In addition, the pro forma condensed consolidated financial information does not purport to project the future financial condition and results of operations of the consolidated company.

The pro forma condensed consolidated financial statements are based on various assumptions, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Evolution based on preliminary estimates of fair value. The pro forma assumptions and adjustments are described in the accompanying notes presented on the following pages. Pro forma adjustments are those that are directly attributable to the transaction, are factually supportable and, with respect to the unaudited pro forma condensed consolidated statement of income, are expected to have a continuing impact on the consolidated results. The final purchase price and the allocation thereof may differ from that reflected in the pro forma condensed consolidated financial statements after final working capital adjustments are performed.

The unaudited pro forma condensed consolidated statements of income included herein do not reflect any potential cost savings or other operating efficiencies that should result from the integration of the companies.

These unaudited pro forma condensed consolidated financial information and the accompanying notes should be read together with (1) the Company’s audited consolidated financial statements and accompanying notes, as of and for the fiscal year ended December 31, 2011, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 17, 2012 and (2) the Company’s unaudited condensed consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2012 and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, which was filed with the SEC on August 3, 2012, (3) Evolution’s audited financial statements for the years ended December 31, 2011 and 2010, included as exhibit 99.1 to this Form 8-K/A, and (4) Evolution’s unaudited financial statements for the six months ended June 30, 2012 and 2011, included as exhibit 99.2 to this Form 8-K/A.

The actual operating results for Evolution will be consolidated with the Company’s operating results for all periods subsequent to the acquisition date of October 1, 2012.

The unaudited pro forma condensed consolidated statement of income of the Company and Evolution for the year ended December 31, 2011 gives effect to the acquisition of Evolution by the Company as if it had occurred effective January 2, 2011, the beginning of the Company’s 2011 fiscal year.

The unaudited pro forma condensed consolidated statement of income of the Company and Evolution for the six months ended June 30, 2012 gives effect to the acquisition of Evolution by the Company as if it had occurred effective January 2, 2011, the beginning of the Company’s 2011 fiscal year.

The unaudited pro forma condensed consolidated balance sheet of the Company and Evolution at June 30, 2012 gives effect to the acquisition of Evolution by the Company as if it had occurred effective June 30, 2012.

iRobot Corporation

Pro Forma Condensed Consolidated Statement of Income

(in thousands, except per share amounts)

(unaudited)

	Year Ended December 31, 2011
	iRobot	Evolution	Pro Forma Adjustment		Pro Forma Consolidated
Revenue
Product revenue	$426,525	$16,430	$—		$442,955
Contract revenue	38,975	920	—		39,895

Total	465,500	17,350	—		482,850

Cost of Revenue
Product revenue	246,905	11,618	2,471	(a)	260,994
Contract revenue	26,477	469	—		26,946

Total	273,382	12,087	2,471		287,940

Gross Margin	192,118	5,263	(2,471)		194,910

Operating Expense
Research & development	36,498	7,890	—		44,388
Selling & marketing	58,544	3,717	—		62,261
General & administrative	43,753	1,653	1,043	(a)	46,449

Total	138,795	13,260	1,043		153,098

Operating income (loss)	53,323	(7,997)	(3,514)		41,812
Other income (expense), net	218	(416)	—		(198)

Pre-tax income (loss)	53,541	(8,413)	(3,514)		41,614
Income tax expense (benefit)	13,350	—	(3,532	)(d)	9,818

Net income (loss)	$40,191	$(8,413)	$18		$31,796

Net income per common share:
Basic	$1.50				$1.19
Diluted	$1.44				$1.14

Shares used in per common share calculations:
Basic	26,712				26,712
Diluted	27,924				27,924

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

iRobot Corporation

Pro Forma Condensed Consolidated Statement of Income

(in thousands, except per share amounts)

(unaudited)

	Six Months Ended June 30, 2012
	iRobot	Evolution	Pro Forma Adjustment		Pro Forma Consolidated
Revenue
Product revenue	$199,502	$4,240	$—		$203,742
Contract revenue	9,750	119	—		9,869

Total	209,252	4,359	—		213,611

Cost of Revenue
Product revenue	117,070	3,198	1,236	(a)	121,504
Contract revenue	8,722	414	—		9,136

Total	125,792	3,612	1,236		130,640

Gross Margin	83,460	747	(1,236)		82,971

Operating Expense
Research & development	18,391	2,359	—		20,750
Selling & marketing	32,692	1,747	—		34,439
General & administrative	21,064	868	521	(a)	22,453

Total	72,147	4,974	521		77,642

Operating income (loss)	11,313	(4,227)	(1,757)		5,329
Other income (expense), net	280	(2,435)	2,151	(b,c)	(4)

Pre-tax income (loss)	11,593	(6,662)	394		5,325
Income tax expense (benefit)	3,565	—	(1,940	)(d)	1,625

Net income (loss)	$8,028	$(6,662)	$2,334		$3,700

Net income per common share:
Basic	$0.29				$0.13
Diluted	$0.28				$0.13

Shares used in per common share calculations:
Basic	27,441				27,441
Diluted	28,259				28,259

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

iRobot Corporation

Pro Forma Condensed Consolidated Balance Sheet

(unaudited, in thousands)

	June 30, 2012
	iRobot	Evolution	Pro Forma Adjustment		Pro Forma Consolidated
Assets

Cash and equivalents	$156,543	$2,995	$(74,886	)(e)	$84,652
Short term investments	20,181	—	—		20,181
Accounts receivable, net	39,527	129	—		39,656
Unbilled revenues	2,073	—	—		2,073
Inventory	34,597	2,935	629	(f)	38,161
Deferred tax assets	15,494	—	(1,734	)(g)	13,760
Other current assets	8,270	360	—		8,630

Total current assets	276,685	6,419	(75,991)		207,113
Property, plant and equipment, net	26,940	424	—		27,364
Deferred tax assets	11,086	—	—		11,086
Goodwill	7,910	—	44,838	(l)	52,748
Other intangible assets, net	2,282	—	27,300	(h)	29,582
Other assets	8,500	204	—		8,704

Total assets	$333,403	$7,047	$(3,853)		$336,597

Liabilities and stockholders’ equity

Accounts payable	$45,212	$1,897	$—		$47,109
Accrued expenses	13,878	577	—		14,455
Accrued compensation	9,738	375	—		10,113
Payables to related party	—	60	—		60
Deferred revenue and customer advances	1,882	100	—		1,982
Current portion of bank loan	—	667	(667	)(i)	—

Total current liabilities	70,710	3,676	(667)		73,719
Bank loan, less current portion	—	287	(287	)(i)	—
Other liabilities	4,069	1,365	(1,180	)(j)	4,254
Convertible preferred stock	—	36,407	(36,407	)(k)	—
Stockholders’ equity	258,624	(34,688)	34,688	(k)	258,624

Total liabilities and stockholders’ equity	$333,403	$7,047	$(3,853)		$336,597

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

iRobot Corporation

Notes to Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

1. Summary of Transaction

On October 1, 2012, iRobot Corporation (“the Company”) acquired Evolution Robotics, Inc. (“Evolution”) for $74.9 million in cash, inclusive of a preliminary working capital adjustment. Pursuant to the Agreement and Plan of Merger, $8.9 million of the purchase price was placed into an escrow account to settle certain claims for indemnification for breaches or inaccuracies in Evolution’s representations and warranties, covenants and agreements, and $250,000 of the purchase price was deposited in escrow to satisfy, in part, any payments due to the Company for certain adjustments to the calculation of the working capital of Evolution.

Evolution develops intelligent products and solutions for the consumer products industry using its proprietary vision and localization software. Since mid-2009, Evolution has principally focused its efforts on the development and direct distribution of the MINT robotic, hard-surface floor cleaning robot.

The fair value of the total consideration transferred was $74.9 million. A summary of the preliminary purchase price allocation associated with the acquisition of Evolution, as if the transaction occurred on June 30, 2012, is as follows:

(in thousands)
Cash	$2,995
Accounts receivable	129
Inventory	3,564
Prepaid and other assets	564
Deferred tax assets	(1,734)
Property and equipment	424
Intangible assets	27,300
Goodwill	44,838

Total assets	78,080
Accounts payable	(1,957)
Accrued expenses	(577)
Accrued compensation	(375)
Deferred revenue	(100)
Other liabilities	(185)

Total consideration transferred	$74,886

2. Intangible Assets

Based on the preliminary allocation of the purchase price, the following amounts have been allocated to identifiable intangible assets:

(in thousands)
Completed technology	$17,300
vSLAM technology	9,000
Trademarks and domain names	1,000

Total intangible assets	$27,300

The estimated fair value attributed to the completed technology was determined based upon a discounted cash flow forecast. Cash flows were discounted at a rate of 15.5%. The fair value of the completed technology will be amortized over a period of 7 years on a straight-line basis, which approximates the pattern in which the economic benefits of the completed technologies are expected to be realized.

The vSLAM technology relates to visual recognition and autonomous navigation software developed by Evolution that is currently not included in any products sold by either Evolution or the Company. The fair value of the vSLAM technology was determined based upon the estimated cost required to replace the asset. The fair value of the vSLAM technology will be amortized over 10 years on a straight-line basis, which approximates the pattern in which the economic benefits of the vSLAM technology will be realized.

The fair value of the trademarks and domain names will be amortized over 7 years on a straight-line basis, which approximates the pattern in which the economic benefits of the trademarks and domain names will be realized. The estimated fair value of the trademarks and domain names was determined based upon a discounted cash flow forecast. Cash flows were discounted at a rate of 15.5%.

3. Pro Forma Adjustments

The pro forma adjustments in the unaudited pro forma condensed consolidated financial information are as follows:

Unaudited Pro Forma Condensed Consolidated Statements of Income:

(a)	Reflects amortization expense related to the acquired intangible assets, calculated over the estimated useful lives on a straight line basis (See Note 2 – Intangible Assets). The increase in amortization expense for the year ended December 31, 2011 and for the six months ended June 30, 2012 was $3,514,000 and $1,757,000, respectively. The amortization expense associated with the acquired completed technology is recorded as cost of revenue. The amortization expense associated with the acquired vSLAM technology and the trademarks and domain names is recorded as general and administrative expense.

(b)	Reflects the elimination of the beneficial conversion feature associated with the Evolution Series C financing that was settled in conjunction with the acquisition. The reduction in other income (expense), net for the six months ended June 30, 2012 was $1,564,000.

(c)	Reflects the elimination of fair value adjustments associated with warrants issued by Evolution since the warrants were settled in conjunction with the acquisition. The reduction in other income (expense), net for the six months ended June 30, 2012 was $587,000.

(d)	Reflects a reduction to income tax expense based upon the application of the Company’s effective tax rate, net of discrete items, to the pro forma consolidated pre-tax income. The reduction in income tax expense for the year ended December 31, 2011 and for the six months ended June 30, 2012 was $3,532,000 and $1,940,000, respectively.

Unaudited Pro Forma Condensed Consolidated Balance Sheet:

(e)	Reflects the consideration paid by the Company to Evolution of $74,886,000 (See Note 1 – Summary of Transaction).

(f)	Reflects an increase in inventory resulting from a fair value adjustment for Evolution finished goods inventory acquired. The increase in inventory at June 30, 2012 was $629,000.

(g)	Reflects a net reduction in the pro forma consolidated deferred tax asset of $1,734,000 resulting from the acquisition.

(h)	Reflects the estimated fair values of $27,300,000 of intangible assets based on the preliminary allocation of the purchase price (See Note 2 – Intangible Assets).

(i)	Reflects the elimination of Evolution debt of $954,000 that was settled in conjunction with the acquisition.

(j)	Reflects the elimination of Evolution warrant liability of $1,180,000 that was settled in conjunction with the acquisition.

(k)	Reflects the elimination of Evolution convertible preferred stock and stockholders’ equity.

(l)	Reflects the inclusion of $44,838,000 of goodwill (See Note 1 – Summary of Transaction). None of the goodwill associated with this transaction will be deductible for tax purposes.